Exhibit 99.1

Tables of Additional Financial Information Required by Industry Guide 3

Table 1.	Investment Securities

Investment securities at December 31, 2001 consist of the following:

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Held to maturity:
Debt securities:
Mortgage-backed securities	$90,774	$5,993	$—	$96,767

Available for sale:
Debt securities:
Mortgage-backed securities	$1,011,586	$20,666	$—	$1,032,252
Federal agency securities	11,248,313	320,203	(2,409)	11,566,107

	$12,259,899	$340,869	$(2,409)	$12,598,359

Table 2.	Allowance for Loan Losses

The following summarizes transactions in the allowance for loan losses:

	Years Ended December 31,
	2001	2000	1999
Balance, beginning	$489,241	$391,720	$358,867
Provision for loan losses	223,723	112,935	36,200
Charge-offs:
Conventional first mortgage loans	—	—	—
Consumer loans	(92,061)	(15,414)	(3,347)
Commercial loans	(52,374)	—	—
Recoveries	6,166	—	—

Net charge-offs	(138,269)	(15,414)	(3,347)

Balance, ending	$574,695	$489,241	$391,720

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Table 3.	Loans

Loans consist of the following at December 31:

	2001	2000	1999
Conventional first mortgage loans	$84,112,335	$90,720,092	$89,700,116
Loans held for sale	265,000	—	—
Construction loans	19,389,667	10,412,137	15,296,931
Equity-line loans	13,021,393	12,217,180	10,314,359
Loans on deposit accounts	286,565	327,770	203,082
Consumer loans	4,466,422	4,553,211	2,226,505
Commercial loans	23,221,580	21,982,311	5,579,937

	144,762,962	140,212,701	123,320,930

Less:
Undisbursed portion of loans in process	6,968,467	6,148,201	6,283,693
Unamortized loan fees	243,058	263,035	282,582
Allowance for loan losses	574,695	489,241	391,720

	7,786,220	6,900,477	6,957,995

	$136,976,742	$133,312,224	$116,362,935

Weighted average yield	7.67%	8.81%	8.36%

Table 4.	Nonaccrual Loans

Loans delinquent more than 90 days amounted to approximately $2,394,308, $1,524,800, and $393,200 at December 31, 2001, 2000, and 1999, respectively. Interest income that would have been recorded on nonaccrual loans totaled $45,653, $25,294, and $12,729 for the years ended December 31, 2001, 2000, and 1999, respectively.

Table 5.	Deposits

Deposits consist of the following at December 31:

2001
Regular savings accounts, 1.50%	$4,444,513
NOW accounts, 0.50% to 1.26%	9,428,371
Money market deposit accounts, 1.25% to 1.77%	7,865,807
Noninterest-bearing accounts	5,672,181

27,410,872

Certificates:
0.00% - 2.99%	15,133,827
3.00% - 4.50%	38,736,765
4.51% - 6.50%	33,450,282
6.51% and above	14,093,655

101,414,529

$128,825,401

Weighted average cost of funds	4.11%

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